                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*
     Raviv                            Adi
________________________________________________________________________________
   (Last)                            (First)              (Middle)
     c/o U.S. Wireless Data, Inc.
     750 Lexington Avenue
________________________________________________________________________________
                                    (Street)
     New York                          NY                   10022
________________________________________________________________________________
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)
     August 13, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol
     U.S. Wireless Data, Inc.        ("USWE.OB")

________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          Executive Vice President and
          Chief Financial Officer
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities  Beneficially Owned
================================================================================
                                                   3. Ownership Form:
                          2. Amount of Securities     Direct (D) or
1. Title of Security         Beneficially Owned       Indirect (I)    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                (Instr. 4)               (Instr. 5)        (Instr. 4)

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None                                  0
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     If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
                           (Print or Type Responses)                      (Over)

FORM 3 (continued)
Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
                                                                                                  5. Owner-
                                                 3. Title and Amount of Securities                   ship
                                                    Underlying Derivative Security                   Form of
                         2. Date Exercisable        (Instr. 4)                                       Derivative
                            and Expiration Date  ---------------------------------   4. Conver-      Security:
                            (Month/Day/Year)                            Amount          sion or      Direct      6. Nature of
                         ----------------------                         or              Exercise     (D) or         Indirect
                         Date       Expira-                             Number          Price of     Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                of              Derivative   (I)            Ownership
   Security (Instr. 4)   cisable    Date         Title                  Shares          Security     (Instr. 5)     (Instr. 5)
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   None                                                                  0
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Explanation of Responses:

By:  /s/ Adi Raviv                                              8/20/2002
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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